Exhibit 99.1

PRESS RELEASE

Prothena Reports Second Quarter 2026 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $25.7 million in the second quarter, and net cash provided by operating and investing activities was $3.2 million for the first six months of 2026; quarter-end cash and restricted cash position was $289.1 million
•Guidance updated to include shares repurchased through July 30, 2026 and now expects to end the year with approximately $259 million (midpoint) in cash, cash equivalents and restricted cash
•Results from partner Roche evaluating prasinezumab in patients with early Parkinson’s disease from the Phase 2b PADOVA clinical trial published in The Lancet
•Multiple research collaborations with industry partners ongoing to explore the potential of our CYTOPE® technology over the next 12 to 24 months

DUBLIN, Ireland, August 6, 2026 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the second quarter and first six months of 2026 and provided business highlights.

“During the quarter, we were excited to see Roche publish results in The Lancet from the Phase 2b PADOVA trial evaluating prasinezumab in patients with early Parkinson’s disease, further supporting prasinezumab’s potential as a disease-modifying therapy. Roche is currently evaluating prasinezumab in the Phase 3 PARAISO trial, with primary completion expected in 2029,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “In addition, Novo Nordisk is conducting the Phase 3 CLEOPATTRA clinical trial evaluating coramitug in patients with ATTR amyloidosis with cardiomyopathy, with primary completion expected in 2029. We also expect our partner Bristol Myers Squibb to complete the ongoing Phase 2 TargetTau-1 clinical trial evaluating moponetug (BMS-986446) in patients with early Alzheimer’s disease in the first half of 2027. In total our partnered programs could generate up to approximately $3 billion in aggregate future milestone payments, plus potential royalties. We also remain actively engaged with industry partners in multiple research collaborations evaluating the potential of our CYTOPE® technology over the next 12 to 24 months. We believe these programs reinforce the potential of our proprietary CYTOPE® technology and our ability to generate additional research collaborations and licensing partnerships.”

Business Highlights and Upcoming Milestones

Active Clinical Development Portfolio

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.

•PADOVA Phase 2b clinical trial results were published in The Lancet, which highlighted exploratory signals of the clinical and biological activity of prasinezumab in early-stage Parkinson’s disease. These findings were consistent across clinical and biomarker endpoints, supporting the potential of prasinezumab to modify the course of Parkinson’s disease
•Roche is conducting the Phase 3 PARAISO clinical trial in approximately 900 participants with early-stage Parkinson's disease; primary completion expected in 2029 (NCT07174310)
•Roche has stated that prasinezumab has peak sales potential greater than $3.5 billion (unadjusted) and could be the first disease-modifying treatment for Parkinson’s disease—a condition that affects 10 million people worldwide

Coramitug (formerly PRX004), a potential best-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Novo Nordisk is conducting the Phase 3 CLEOPATTRA clinical trial in approximately 1280 participants with ATTR-CM; primary completion expected in 2029 (NCT07207811)
•Open-label study ongoing to evaluate the biodistribution of 89Zr-coramitug and investigate the effects of coramitug on depleting TTR amyloid deposits in myocardial tissues using PET/CT imaging in participants with ATTR-CM; primary completion expected in 2027 (NCT07448623)
•Coramitug granted Fast Track designation from the U.S. FDA for the treatment of ATTR-CM

Moponetug (formerly BMS-986446/PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb is conducting the Phase 2 TargetTau-1 clinical trial in approximately 310 patients with early Alzheimer’s disease; primary completion expected in 1H 2027 (NCT06268886)
•Bristol Myers Squibb conducted a Phase 1 open-label single-dose clinical trial to assess a subcutaneous administration (NCT06955741)
•Moponetug granted Fast Track designation by U.S. FDA as a treatment for Alzheimer’s disease

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Prothena has completed a Phase 1 study to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults
•Prothena could potentially earn a $55 million clinical milestone payment if Bristol Myers Squibb decides to advance the program; BMS decision expected by YE 2026

Active Preclinical Development Portfolio

TDP-43 CYTOPE®, a wholly-owned proprietary preclinical program for precision intracellular targeting of TDP-43 pathology, a defining pathogenic feature of ALS and other TDP-43 proteinopathies. TDP-43 CYTOPE preclinical data demonstrates the potential of Prothena’s CYTOPE technology to target intracellular disease pathways.
•Prothena presented a poster at Neuroscience 2025 (Society for Neuroscience), as well as encore presentations at the International Symposium of ALS/MND 2025 and the 2026 European Network to Cure ALS (ENCALS) demonstrating the potential of TDP-43 CYTOPE in multiple preclinical models

PRX012-TfR, a wholly-owned preclinical program combining PRX012, our single-injection, once-monthly antibody delivered subcutaneously with proprietary transferrin receptor technology to potentially improve its product profile.
•Preclinical studies ongoing to support potential efficacy of PRX012-TfR

Second Quarter of 2026 Financial Results

For the second quarter Prothena reported net loss of $18.6 million and net income of $14.1 million for the first six months of 2026, respectively, as compared to a net loss of $125.8 million and $186.0 million for the second quarter and first six months of 2025, respectively. Basic and dilutive net loss per share was $0.36 for the second quarter and basic and diluted net income per share was $0.27 and $0.26, respectively, for the first six months of 2026, as compared to a basic and dilutive net loss per share of $2.34 and $3.45, respectively, for the second quarter and first six months of 2025.
Prothena reported total revenue of $1.0 million and $52.1 million, respectively, for the second quarter and first six months of 2026, respectively, as compared to total revenue of $4.4 million and $7.2 million for the second quarter and first six months of 2025, respectively. Total revenue for the first six months of 2026 was primarily from $50.0 million in milestone payment from Novo Nordisk related to ongoing Phase 3 clinical trial for coramitug and collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation. Total revenue for the second quarter and first six months of 2025, was primarily from collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation.
Research and development (R&D) expenses totaled $8.8 million and $21.4 million for the second quarter and first six months of 2026, respectively, as compared to $40.5 million and $91.3 million for the second quarter and first six months of 2025, respectively. The decrease in R&D expenses for the second quarter and first six months of 2026 compared to the same periods in the prior year was primarily due to lower clinical trial expenses, lower personnel expenses, lower consulting expenses and lower manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $1.7 million and $3.7 million for the second quarter and first six months of 2026, respectively, as compared to $4.7 million and $9.5 million for the second quarter and first six months of 2025, respectively.
General and administrative (G&A) expenses totaled $10.9 million and $23.6 million for the second quarter and first six months of 2026, respectively as compared to $15.9 million and $33.5 million for the second quarter and first six months of 2025, respectively. The decrease in G&A expenses for the second quarter and first six months of 2026 compared to the same periods in the prior year was primarily due to lower consulting expenses and lower personnel expenses. G&A expenses included non-cash share-based compensation expense of $4.5 million and $9.4 million for the second quarter and first six months of 2026, respectively, as compared to $5.7 million and $11.8 million for the second quarter and first six months of 2025, respectively.
Prothena recorded restructuring expenses of $2.4 million for the second quarter and an aggregate restructuring credit of $1.8 million for the first six months of 2026, respectively, as compared to $32.6 million for the second quarter and first six months of 2025, respectively. Restructuring expenses included non-cash share-based compensation expense of $1.7 million for the second quarter and first six months of 2026, as compared to $2.1 million for the second quarter and first six months of 2025.
Total non-cash share-based compensation expense was $7.9 million and $14.8 million for the second quarter and first six months of 2026, respectively, as compared to $12.4 million and $23.4 million for the second quarter and first six months of 2025, respectively.

As of June 30, 2026, Prothena had $289.1 million in cash, cash equivalents and restricted cash, and no debt.
As of July 30, 2026, Prothena had approximately 51.3 million ordinary shares outstanding.

2026 Financial Guidance

The Company continues to expect the full year 2026 net cash used in operating and investing activities to be $18 to $23 million. The Company is updating its projected year end cash balance to approximately $259 million (midpoint) in cash, cash equivalents and restricted cash, representing a decrease of $14 million from prior guidance of $273 million (midpoint). This decrease in cash position is primarily driven by cash utilized as part of the share repurchase program of approximately $12 million between May 1, 2026 and July 30, 2026. The estimated full year 2026 net cash used in operating and investing activities is primarily driven by an estimated net loss of $25 to $30 million, which includes an estimated $26 million of non-cash share-based compensation expense. This financial guidance does not include the potential to earn a $55 million clinical milestone payment in 2026 related to the advancement of PRX019 for neurodegenerative diseases by Bristol Myers Squibb or additional cash utilized as part of a share repurchase program.

2Q 2026 Share Repurchase Program

Prothena repurchased 1,454,898 ordinary shares in the second quarter of 2026. Together with the 788,990 ordinary shares repurchased in the first quarter of 2026, Prothena repurchased an aggregate of 2,243,888 ordinary shares during the first half of 2026 with $22.3 million, excluding commissions and expenses, under its up to $100.0 million share repurchase program, which expires on December 31, 2026.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including Parkinson’s disease, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Amyotrophic lateral sclerosis (ALS) and a number of other neurodegenerative diseases. Prothena is developing and applying CYTOPE®, a novel technology that incorporates a cell-internalizing domain to drive efficient cytosolic delivery with highly specific marcomolecular effectors. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of our pipeline and completion of our ongoing clinical trials; the continued advancement of our preclinical and clinical pipeline, including the potential and advancement of our CYTOPE® technology and expected milestones in 2026, 2027, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of prasinezumab, coramitug, moponetug, PRX019, TDP-43 CYTOPE, and PRX012-TfR; plans for ongoing and future clinical trials of prasinezumab, coramitug, moponetug, and PRX019; the expected timing of reporting data from preclinical studies and clinical trials; projections regarding peak sales and patient population for prasinezumab; timing of and amounts we may receive under our collaborations with Novo Nordisk and Bristol Myers Squibb; our anticipated net cash burn from operating and investing activities for 2026 and expected cash balance at the end of 2026; our estimated net loss and non-cash share-based compensation expense for 2026; and the potential to return capital to shareholders via a share repurchase program or other permissible means. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 6, 2026, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$1,010	$4,420	$2,044	$7,198
Revenue from license and intellectual property	—	—	50,050	50
Total revenue	1,010	4,420	52,094	7,248
Operating expenses:
Research and development	8,798	40,517	21,425	91,328
General and administrative	10,899	15,910	23,565	33,508
Restructuring costs	2,414	32,609	(1,830)	32,609
Total operating expenses	22,111	89,036	43,160	157,445
Income (loss) from operations	(21,101)	(84,616)	8,934	(150,197)
Other income, net	2,520	3,651	5,207	7,859
Income (loss) before income taxes	(18,581)	(80,965)	14,141	(142,338)
Provision for income taxes	2	44,802	3	43,624
Net income (loss)	$(18,583)	$(125,767)	$14,138	$(185,962)
Basic net income (loss) per ordinary share	$(0.36)	$(2.34)	$0.27	$(3.45)
Diluted net income (loss) per ordinary share	$(0.36)	$(2.34)	$0.26	$(3.45)
Shares used to compute basic net income (loss) per share	52,145	53,827	52,922	53,827
Shares used to compute diluted net income (loss) per share	52,145	53,827	53,425	53,827

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$288,193	$307,531
Prepaid expenses and other current assets	3,820	7,662
Total current assets	292,013	315,193
Property and equipment, net	2,486	2,144
Operating lease right-of-use assets	6,738	8,125
Restricted cash, non-current	860	860
Other non-current assets	482	482
Total non-current assets	10,566	11,611
Total assets	$302,579	$326,804
Liabilities and Shareholders’ Equity
Accrued research and development	$550	$4,329
Deferred revenue, current	620	2,664
Restructuring liability	349	13,303
Lease liability, current	2,961	2,886
Other current liabilities	7,178	17,661
Total current liabilities	11,658	40,843
Lease liability, non-current	4,030	5,487
Total non-current liabilities	4,030	5,487
Total liabilities	15,688	46,330
Total shareholders’ equity	286,891	280,474
Total liabilities and shareholders’ equity	$302,579	$326,804

Contacts:

Mark Johnson, CFA
Senior Vice President, Head of Investor Relations and Corporate Communications
650-837-8550
IR@prothena.com
Media@prothena.com